Ballard Spahr LLP

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August 20, 2021

Loop Industries, Inc.
480 Fernand Poitras
Terrebonne, Quebec, Canada, J6Y 1Y4

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Loop Industries, Inc., a Nevada corporation (the "Corporation"), in connection with the Corporation's Registration Statement on Form S-3, as filed with the United States Securities and Exchange Commission (the "Commission") as of the date set forth above, and as further amended or supplemented from time to time to the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers the offer and sale of an aggregate of $175,000,000 of (1) shares of the Corporation's common stock, par value $0.0001 per share ("Common Stock"); (2) shares of the Corporation's preferred stock, $0.0001 par value per share, which may be issued in one or more series ("Preferred Stock" and, together with Common Stock, the "Securities"); or (3) debt securities that may be convertible into shares of Common Stock (the "Debt Securities").

We have reviewed the following documents: (i) the Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on March 11, 2010, as amended (the "Articles"); (ii) the Amended and Restated By-laws of the Corporation, effective as of April 4, 2018; (iii) the resolutions adopted by the Corporation's board of directors authorizing, among other things, the issuance and sale of the Securities and the Debt Securities pursuant to the Registration Statement; and (iv) the Registration Statement and the exhibits thereto. We have also reviewed such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy

and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof with respect to all parties.

The opinions expressed below are based on the assumptions that: (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) have been filed by the Corporation with the Commission and will be effective at the time that any of the Securities are issued, and that persons acquiring the Securities will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Securities or Debt Securities, as the case may be; (ii) the Securities will continue to be duly and validly authorized on the dates that the Securities are issued, and, upon the issuance of any of the Securities, the total number of shares of Common Stock of the Corporation issued and outstanding, after giving effect to such issuance of such Securities, will not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under the Articles, as may be further amended; (iii) in the case of Debt Securities, (1) an indenture relating to the Debt Securities (the "Indenture") and any supplemental indentures thereto will be duly authorized, executed and delivered by the Corporation, the trustee thereunder and any other party thereto; (2) each person signing the Indenture and any supplemental indenture thereto will have the legal capacity and authority to do so; (3) if required, the Indenture, and, if applicable, any supplemental indenture relating to the Debt Securities, will have been duly qualified under the Trust Indenture Act of 1939, as amended; (4) the Corporation's Board of Directors will have taken all necessary corporate action to approve the issuance of Debt Securities and to establish the terms of such series of Debt Securities, and will have caused, in conformity with the relevant Indenture, a supplemental indenture or officers' certificate attaching the resolutions of the Corporation's Board of Directors setting forth the terms of such series of Debt Securities to be duly authorized, executed and delivered by the parties thereto; and (5) none of the Indenture, any supplemental indenture relating to the Debt Securities or any other instrument representing or setting forth the terms of such series of Debt Securities will include any provision that is unenforceable, the terms of such series of Debt Securities and of their issuance and sale will not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Corporation; and (iv) the Securities and the Debt Securities will be issued and sold in compliance with the Securities Act and the securities or "Blue Sky" laws of various states.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1. With respect to any offering of Common Stock by the Corporation pursuant to the Registration Statement (the "Offered Common Stock"), when, as and if (a) the Board of Directors or any duly appointed pricing committee has taken all necessary corporate action to fix and determine the terms of the Offered Common Stock and authorize their issuance and sale in accordance with the Articles, including the reservation of a sufficient number of shares of Common Stock; (b) certificates representing the shares of the Offered Common Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (c) the Corporation receives consideration per share of the Offered Common Stock in such amount as may be determined by the Board of Directors or any duly appointed pricing committee (including any Offered Common Stock duly issued upon exchange, exercise or conversion of any Preferred Stock or any Debt Securities that are exchangeable, exercisable or convertible into Offered Common Stock), the issuance and sale of the shares of Offered Common Stock will have been duly authorized, validly issued, fully paid and non-assessable;

2. With respect to any offering of Preferred Stock by the Corporation pursuant to the Registration Statement (the "Offered Preferred Stock"), when, as and if (a) the Board of Directors or any duly appointed pricing committee has taken all necessary corporate action to fix and determine the terms of the Offered Preferred Stock and authorize their issuance and sale in accordance with the Articles, including the reservation of a sufficient number of shares of Preferred Stock; (b) certificates representing the shares of the Offered Preferred Stock have been manually signed by an authorized officer of the transfer agent and registrar for the Offered Preferred Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (c) the Corporation receives consideration per share of the Offered Preferred Stock in such amount as may be determined by the Board of Directors or any duly appointed pricing committee (including any Offered Preferred Stock duly issued upon exchange, exercise or conversion of any Debt Securities that are exchangeable, exercisable or convertible into Offered Preferred Stock), the issuance and sale of the shares of Offered Preferred Stock will have been duly authorized, validly issued, fully paid and non-assessable; and

3. With respect to any offering of Debt Securities by the Company pursuant to the Registration Statement, when, as and if (a) specifically authorized for issuance by the Board of Directors or any duly appointed pricing committee, including the reservation of a sufficient number of shares of Common Stock or Preferred Stock issuable upon exchange, exercise or conversion of any such Debt Securities; (b) the terms of the Debt Securities and any Indenture related thereto, and the Debt Securities have been duly authorized, executed, and delivered by the parties thereto and/or their authorized officers; (c) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with any Indenture related thereto and do not violate any applicable law or result in a default under or

breach of any agreement or instrument binding upon the Corporation and comply with any requirement and restriction imposed by any court or governmental body having jurisdiction over the Corporation; (d) the instructions as to the issuance of Debt Securities have been duly executed and countersigned in accordance with any Indenture related thereto; and (e) the Corporation has received consideration for the Debt Securities provided for in the resolutions of the Board of Directors or any duly appointed pricing committee and in any Indenture related thereto, then such Debt Securities will be validly issued and will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

We express no opinion concerning (a) the validity or enforceability of any provisions to be contained in the Indenture or any supplemental indenture relating to the Debt Securities, that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (b) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing; or (c) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Our opinions in paragraph 4 above are subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the rights or remedies available to any party for violations or breaches of any provisions of the Debt Securities that are immaterial or the enforcement of which would be unreasonable under the then existing circumstances, (e) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Debt Securities other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Debt Securities or that otherwise violate applicable laws, (f) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Debt Securities permit such action or (g) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

This opinion is limited to the present laws of the State of Nevada and the State of New York. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state "Blue Sky" laws and regulations, and no opinion regarding the

statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Ballard Spahr LLP